The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 8, 2010

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-165785
Prospectus Supplement
(To Prospectus dated April 12, 2010)

FSI International, Inc.

Shares of Common Stock

We are offering           shares of our common stock, no par value.

Our common stock is listed on the NASDAQ Global Market under the symbol “FSII.” On June 7, 2010, the last reported sale price of our common stock was $3.37 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement before you make an investment in our common stock.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$

The underwriters have a 30-day option to purchase up to           additional shares from us on the same terms set forth above to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about June   , 2010 through the book-entry facilities of the Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager
Craig-Hallum Capital Group

Co-Manager
Dougherty & Company

The date of this prospectus supplement is June   , 2010.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectuses that we may authorize to be provided to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement, the accompanying prospectus and any related free writing prospectuses that we may authorize to be provided to you is current as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since those dates.

Cautionary Statement Concerning Forward-looking Statements

This prospectus supplement, the accompanying prospectus, any related free writing prospectuses that we may authorize to be provided to you and the documents that are incorporated by reference herein and therein may contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” “strive” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and our actual results may differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described under the caption “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus, any related free writing prospectuses that we may authorize to be provided to you and in the information incorporated by reference herein and therein could have an adverse effect on our business, results of operations and financial condition. The forward-looking statements contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectuses that we may authorize to be provided to you relate only to circumstances as of the date on which the statements are made.

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more information about the securities we may offer from time to time, some of which may not apply to our offering of common stock pursuant to this prospectus supplement. Generally, when we refer only to the “prospectus,” we are referring to both parts combined.

As used in this prospectus supplement or the accompanying prospectus, the terms “FSI,” “we,” “us,” and “our” mean FSI International, Inc. and its subsidiaries, unless the context indicates another meaning, and the term “common stock” means our common stock, no par value. Our fiscal year ends on the last Saturday of August each year.

This prospectus supplement includes a discussion of risk factors and other special considerations applicable to this particular offering of securities. This prospectus supplement, and the information incorporated herein by reference, may also add, update or change information in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. If there is any inconsistency between the information in this prospectus supplement and the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

Except as otherwise specifically identified herein, all information regarding market position and industry data pertaining to our business contained in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein, are based on management’s estimates. The Gartner Report described in certain documents incorporated by reference herein (the “Gartner Report”) represents data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this registration statement or any filings incorporated by reference) and the opinions expressed in the Gartner Reports are subject to change without notice.

S-ii

Summary

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, before making an investment decision to purchase our common stock, especially the risks of investing in our common stock discussed under “Risk Factors” contained in this prospectus supplement and under “Item 1.A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 29, 2009.

FSI International, Inc.

FSI International, Inc., a Minnesota corporation organized in 1973, designs, manufactures, markets and supports equipment used in the fabrication of microelectronics, such as advanced semiconductor devices. We provide surface conditioning technology solutions and microlithography systems and support services to worldwide manufacturers of integrated circuits. We manufacture, market and support surface conditioning equipment that uses wet, cryogenic and other chemistry techniques to clean, strip or etch the surfaces of silicon wafers and supply refurbished microlithography products that are used to deposit and develop light sensitive films. Our business is supported by service groups that provide finance, human resources, information services, sales and service, marketing and other administrative functions.

We directly sell and service our products in North America, Europe, and the Asia Pacific region, except for Japan. In Japan, our products are sold and serviced through Apprecia Technology, Inc. (“Apprecia”), a company in which we maintain a 20 percent equity ownership.

We maintain manufacturing facilities in Chaska, Minnesota and Allen, Texas. Quality control is maintained through quality assurance programs with suppliers, incoming inspection of components, in-process inspection during equipment assembly, and final inspection and operation of manufactured equipment prior to shipment. We have a company-wide quality program in place, utilizing many of the key processes developed when we received ISO 9001 certification in 1994, ISO 9000:2000 certification in 2003 and ISO 14001:2004 certification in 2003 (which certifications expired in November 2008, with respect to ISO 9001 and ISO 9000:2000, and April 2009, with respect to ISO 14001:2004, when we decided to stop paying the required maintenance fee).

Our principal executive offices are located at 3455 Lyman Boulevard, Chaska, Minnesota 55318 and our telephone number is (952) 448-5440.

The Offering

Common stock offered by us	shares

Over-allotment option	shares

Common stock outstanding after this offering	shares. If the underwriters exercise their over-allotment option in full, we will issue an additional shares, which will result in shares outstanding.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated fees and expenses, will be approximately $ million. We intend to use the net proceeds from this offering for general corporate and working capital purposes. See “Use of Proceeds” for additional information.

NASDAQ Global Market Symbol	FSII

Risk factors	Investing in our common stock involves substantial risks. You should carefully consider all the information in or incorporated by reference in this prospectus supplement and the accompanying prospectus prior to investing in our common stock. In particular, we urge you to carefully consider the factors set forth under “Risk Factors” beginning on page S-3 of this prospectus supplement and under “Item 1.A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 29, 2009.

The number of shares outstanding after the offering is based on 32,243,092 shares outstanding as of June 3, 2010, and excludes:

•	2,966,234 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $5.07 per share as of June 3, 2010;

•	1,011,543 shares of common stock reserved for future grants under our 2008 Omnibus Stock Plan as of June 3, 2010; and

•	1,107,157 shares of common stock reserved for future purchases under our Employees Stock Purchase Plan as of June 3, 2010.

Risk Factors

Investing in our common stock involves substantial risks. You should carefully consider the risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our common stock, including those risks described under “Item 1.A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 29, 2009. Any such risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. The risks described below and in our Annual Report on Form 10-K for the fiscal year ended August 29, 2009 are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

Volatility in the global economy could adversely affect our business and operating results.

Financial markets in the United States, Europe and Asia have been experiencing extreme disruption in recent months, including, among other things, volatility in securities prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuation of others, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. These conditions have had a significant adverse impact on our industry and financial condition and results of operations. There may be further changes in the global economy, which could lead to further challenges in our business and negatively impact our financial condition and results of operations. A tightening of credit in financial markets adversely affects the ability of our customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in orders and spending for our products and services. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions and the effects they may have on our business and financial condition. If the current uncertain economic conditions continue or further deteriorate, our business, financial condition and results of operations could be further materially and adversely affected.

Because our business depends on the amount that manufacturers of microelectronics spend on capital equipment, downturns in the microelectronics industry may adversely affect our business and operating results.

The microelectronics industry experiences periodic downturns, which may have a negative effect on our business and our sales and other operating results. Our business depends on the amounts that manufacturers of microelectronics spend on capital equipment. The amounts they spend on capital equipment depend on the existing and expected demand for semiconductor devices and products that use semiconductor devices. When a downturn occurs, some semiconductor manufacturers experience lower demand and increased pricing pressure for their products. As a result, they are likely to purchase less semiconductor processing equipment and have sometimes delayed making decisions to purchase capital equipment. In some cases, semiconductor manufacturers have canceled or delayed orders for our products. Historically, the semiconductor equipment industry has experienced more pronounced decreases in net sales than the semiconductor industry as a whole.

We have in the past experienced downturns in orders for new equipment as well as delays in or cancellations of existing orders. We cannot predict the extent and length of any future softening in the industry.

If cash requirements exceed expenditures, we may not have sufficient resources to conduct our business and operations as currently planned.

We do not have any revolving line of credit or other form of debt financing. If more cash is needed to fund operations than expected, we may need to take additional actions. These actions could include additional cost reduction measures and possible cash generating activities, including exploring a sale-leaseback arrangement for our Chaska, Minnesota facility, entering into an asset-based lending arrangement, borrowing up to $3.5 million against or liquidating our remaining life insurance investments of $3.6 million, borrowing up to 50% against or selling some or all of our currently illiquid auction rate securities (“ARS”), possibly at a loss, or selling additional equity. We can provide no assurance that any of these cash-generating activities will be available to us when needed, or if available, on such terms that will be acceptable or in sufficient amounts to cover our operating expenses at such time. The sale of additional equity would likely result in additional dilution to our shareholders. In addition, without substantial available capital, we may be unable to take advantage of strategic opportunities as they arise, such as investments in or acquisitions of businesses, products or technologies.

Our actual results may vary from the guidance we provide investors, which could cause our stock price to decline and subject us to lawsuits from investors.

We provide earnings guidance from time to time. For a variety of reasons, our results of operations are difficult to predict and may vary significantly from quarter to quarter. Our ability to achieve forecasted results depends on a number of factors, including our assumptions regarding future performance, many of which are entirely outside of our control. Due to the uncertainties relating to assumptions that management makes in calculating our expected financial results, actual results may vary from the guidance we provide investors and may vary materially. Investors are cautioned not to place undue reliance on our earnings guidance. In addition, because we provide earnings guidance from time to time, our common stock may be subject to increased volatility and we may be subject to lawsuits by investors. Our stock price may decline following an announcement of disappointing earnings or earnings guidance or if we revise our earnings guidance downward as the estimates and assumptions we make in calculating guidance become more certain. Also, some companies that have made downward revisions to their earnings guidance or did not meet the guidance provided have been subject to lawsuits by investors. Such lawsuits may have merit and result in adverse settlements or judgments. Even if such lawsuits are dismissed or have no merit, they may be costly and may divert management attention and other resources away from our business, which could harm our business and the price of our common stock.

We have incurred significant net losses in the past, our future revenues are inherently unpredictable, and we may be unable to maintain profitability.

We have incurred significant net losses in the past. Our operating results for future periods are subject to numerous uncertainties, and we cannot assure that we will be able to maintain profitability. It is possible that in future quarters our operating results will decrease from the previous quarter or fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock could significantly decline. Further, exacerbated or continuing declines in net income or increases in net losses could affect our operating results, liquidity or financial condition.

The current economic environment and the fact that we derive a significant percentage of our quarterly revenues from bookings received during the quarter and from shipments made in the final weeks of the quarter make our quarterly revenues difficult to predict.

Our quarterly revenues and operating results are affected, both positively and negatively, by fluctuations in general economic conditions and in the specific economic conditions affecting the semiconductor industry. Although we believe overall conditions in the worldwide economy and financial markets in general, and in the semiconductor industry in particular, have improved recently, our visibility continues to be limited and forecasting remains extremely difficult. We derive a significant percentage of our quarterly revenues from bookings received during the quarter and from shipments made in the final weeks of the quarter, making quarterly revenues difficult to predict. We generate a significant percentage of our quarterly revenues from orders received during the quarter and “turned” for shipment within the quarter. Any shortfall in expected “turns” orders will adversely affect quarterly revenues. There are many factors that can cause a shortfall in turns orders, including declines in general economic conditions or the businesses of our customers. In addition, we sometimes book a disproportionately large percentage of turns orders during the final weeks of the quarter. Any failure to receive, or delay in receiving, expected turns orders would adversely (and perhaps materially) affect quarterly revenues. We sometimes ship a disproportionately large percentage of our quarterly revenues during the final weeks of the quarter, and any delays in making those shipments are more likely to cause them to slip into the following quarter. Any failure to effect scheduled shipments by the end of a quarter would adversely affect quarterly revenues.

We derive our revenues primarily from a relatively small number of high-priced systems, sales of which significantly affect our quarterly operating results.

System sales constitute a significant portion of our total revenue. Our systems are priced from approximately $500,000 to up to $5 million per unit, and our revenues in any given quarter are dependent upon a rather limited number of such systems. As a result, the inability to recognize revenue on even a few systems can cause a significant adverse impact on our revenues for that quarter.

We have a limited number of key customers, which may subject us to unpredictable revenue swings.

Sales to a limited number of large customers constitute a significant portion of our overall revenue, new orders and profitability. As a result, the actions of even one customer may subject us to revenue swings that are difficult to predict. Similarly, significant portions of our credit risk may, at any given time, be concentrated among a limited number of customers, so that the failure of even one of these key customers to pay its obligations to us could significantly impact our cash flow and operating results.

Failure of our products to gain market acceptance would adversely affect our business, operating results and financial condition.

We believe that our growth prospects depend upon our ability to gain customer acceptance of our products and technology, particularly newly developed products, such as our Orion Single Water Cleaning System. Market acceptance of products depends upon numerous factors, including:

•	compatibility with existing manufacturing processes and products;

•	ability to displace incumbent suppliers or processes or tools of record;

•	perceived advantages over competing products; and

•	the level of customer service available to support such products.

Moreover, manufacturers often rely on a limited number of equipment vendors to meet their manufacturing equipment needs. As a result, market acceptance of our products may be affected adversely to the extent potential customers utilize a competitor’s manufacturing equipment. There can be no assurance that sales of new products will remain constant or grow or that we will be successful in obtaining broad market acceptance of our systems and technology.

We expect to spend a significant amount of time and resources to develop new systems and enhance existing systems. In light of the long product development cycles inherent in our industry, we will make these expenditures well in advance of the prospect of deriving revenue from the sale of any new systems. Our ability to commercially introduce and successfully market any new systems is subject to a wide variety of challenges during this development cycle, including start-up bugs, design defects and other matters that could delay introduction of these systems to the marketplace. In addition, since our customers are not obligated by long-term contracts to purchase our systems, our anticipated product orders may not materialize or orders that do materialize may be canceled. As a result, if we do not achieve market acceptance of new products, we may not be able to realize sufficient sales of our systems in order to recoup research and development expenditures. The failure of any of our new products, for example the ORION®, to achieve market acceptance would harm our business, operating results and financial condition.

If we do not continue to develop new products and processes, we will not be able to compete effectively.

Our business and results of operations could decline if we do not develop and successfully introduce new or improved products and processes that the market accepts. The technology used in microelectronics manufacturing equipment and processes changes rapidly. For example, the industry has started to shift towards single wafer processes from batch processes. If this trend occurs more rapidly than anticipated, it could negatively impact our operating results. Industry standards change constantly and equipment manufacturers frequently introduce new products and processes. We believe that microelectronics manufacturers increasingly rely on equipment manufacturers like us to:

•	design and develop more efficient manufacturing equipment;

•	design and implement improved processes for microelectronics manufacturers to use; and

•	make their equipment compatible with equipment made by other equipment manufacturers.

To compete, we must continue to develop, manufacture, and market new or improved products and processes that meet changing industry standards. To do this successfully, we must:

•	select appropriate products;

•	design and develop our products efficiently and quickly;

•	implement our manufacturing and assembly processes efficiently and on time;

•	make products that perform well for our customers;

•	market and sell our products effectively; and

•	introduce our new products in a way that does not unexpectedly reduce sales of our existing products.

Because we do not have long-term sales commitments with our customers, our operating results will be adversely affected if customers decide to reduce, delay or cancel orders or choose to buy from our competitors.

We depend and expect to continue to depend on a limited number of customers for a large portion of our business and if our significant customers reduce, delay, or cancel orders, then our operating results could suffer. Our largest customers have changed from year to year, however, sales to our top five customers accounted for approximately 55% of total revenues in fiscal 2009, 51% of total revenues in fiscal 2008 and 42% of total revenues in fiscal 2007. Samsung Electronics accounted for approximately 34% of our total sales in fiscal 2009, 19% of our total sales in fiscal 2008 and 13% of our total sales in fiscal 2007. ST Microelectronics accounted for approximately 12% of our total sales in fiscal 2008. Intel Corporation accounted for approximately 11% of our total sales in fiscal 2007. We currently have no long-term sales commitments with any of our customers. Instead, we generally make sales under purchase orders. All orders are subject to cancellation or delay by the customer.

Our licensing practices related to international spare parts sales may subject us to fines and could reduce our ability to be competitive in certain countries.

In addition to offering our customers microelectronics manufacturing equipment, we provide replacement spare parts, spare part kits and assemblies. In late calendar 2006, we determined that certain of our replacement valves, pumps and heaters could fall within the scope of United States export licensing regulations to products that could be used in connection with chemical weapons processes. We determined that these regulations require us to obtain licenses to ship some of our replacement spare parts, spare part kits and assemblies to customers in certain controlled countries as defined in the export licensing regulations. During the second quarter of fiscal 2007, we were granted licenses to ship replacement spare parts, spare parts kits and assemblies to all customers in the controlled countries where we currently conduct business.

The applicable export licensing regulations frequently change. Moreover, the types and categories of products that are subject to export licensing are often described in the regulations in general terms and could be subject to differing interpretations. If we do not maintain the appropriate export licenses, our business and results of operations could be adversely affected and we could be subjected to significant fines.

In the second quarter of fiscal 2007, we made a voluntary disclosure to the United States Department of Commerce to clarify our licensing practices and to review our practices with respect to prior sales of certain replacement valves, pumps and heaters to customers in several controlled countries as defined in the licensing regulations.

In October 2009, we entered into a settlement agreement with the Office of Export Enforcement for $450,000. We will pay $5,000 per month for ten months beginning in November 2009. The remaining $400,000 owed under the settlement will be suspended for 12 months. If we do not commit any export violations during the 12-month period, we will be released from further payment, including the suspended $400,000.

Product or process development problems could harm our results of operations.

Our products are complex, and from time to time have defects or bugs that are difficult and costly to fix. This can harm our results of operations in the following ways:

•	we may incur substantial costs to ensure the functionality and reliability of products early in their life cycle;

•	repeated defects or bugs can reduce orders, increase manufacturing costs, adversely impact working capital and increase service and warranty expenses;

•	we may require significant lead times between product introduction and commercialization;

•	harm our credibility with existing customers; and

•	lead to commercial and/or product liability as a result of lawsuits.

As a result, we may have to write off inventory and other assets related to products and could lose customers and revenue. There is no assurance that we will be successful in preventing product and process development problems that could potentially harm our results of operations.

If the worsening of credit market conditions continues or increases, it could have a material adverse impact on our investment portfolio.

The current short-term funding credit issues that began to occur during the second half of calendar 2007, continue to impact liquidity in asset-backed commercial paper and to cause failed auctions in the auction rate securities market. If the global credit market continues to deteriorate, our investment portfolio may be impacted and we could determine that some of our investments are impaired. This could materially adversely impact our results of operations and financial condition.

Our investment portfolio includes ARS. The ARS we currently hold have contractual maturities between 26 to 34 years. ARS are usually found in the form of municipal bonds, preferred stock, a pool of student loans or collateralized debt obligations. The interest rates of our ARS are reset every 28 days through an auction process and at the end of each reset period, investors can sell or continue to hold the securities at par.

The $4.6 million par value ARS we hold are backed by student loans and are collateralized, insured and guaranteed by the United States Federal Department of Education. In addition, all ARS held by us are rated by the major independent rating agencies and carry investment grade ratings and have not experienced any payment defaults.

Beginning in the second quarter of fiscal 2008, all of our ARS experienced failed auctions due to sell orders exceeding buy orders. Under the contractual terms, the issuer is obligated to pay penalty interest rates should an auction fail. We cannot liquidate our ARS until a successful auction occurs, the issuer redeems the ARS, a buyer is found outside of the auction process or the underlying securities have matured.

There is no assurance that future auctions of our ARS will be successful. As a result, our ability to voluntarily liquidate and recover the carrying value of some or all of the ARS we hold may be limited for an indefinite period of time. If an issuer of our ARS is unable to successfully close future auctions or does not redeem the ARS, or the United States government fails to support its guaranty of the obligations, we may be required to adjust the carrying value of the ARS and record additional impairment charges in future periods, which could materially affect our results of operations and financial condition.

Changes in demand caused by fluctuations in foreign currency exchange rates may reduce our international sales.

Almost all of our direct international sales are denominated in U.S. dollars. Nonetheless, changes in demand caused by fluctuations in interest and currency exchange rates may affect our international sales. We have direct sales, service and applications support and logistics responsibilities for our products in Europe and the Asia Pacific region, and accordingly, we incur labor, service and other expenses in foreign currencies. As of February 27, 2010, we had not entered into any hedging activities and our foreign currency transaction gains and losses for fiscal 2009 and through second quarter of fiscal 2010 were insignificant. We intend to evaluate various hedging activities and other options to minimize fluctuations in foreign currency exchange rates. There is no assurance that we will be successful in minimizing foreign exchange rate risks and such failure may reduce our international sales or negatively impact our operating results.

Because of the need to meet and comply with numerous foreign regulations and policies, the potential for change in the political and economic environments in foreign jurisdictions and the difficulty of managing business overseas, we may not be able to sustain our historical level of international sales.

We operate in a global market. In the first six months of fiscal 2010, approximately 51% of our sales revenue derived from sales outside the United States. In fiscal 2009, approximately 71% of our sales revenue derived from sales outside of the United States. In fiscal 2008, approximately 76% of our sales revenue derived from sales outside the United States. In fiscal 2007, approximately 69% of our sales revenue derived from sales outside the United States. We expect that international sales will continue to represent a significant portion of total sales. Sales to customers outside the United States involve a number of risks, including the following:

•	imposition of government controls;

•	compliance with U.S. export laws, the Foreign Corrupt Practices Act of 1977, as amended and foreign laws;

•	political and economic instability;

•	trade restrictions;

•	changes in taxes and tariffs;

•	longer payment cycles;

•	difficulty of administering business overseas;

•	outbreak of hostilities, particularly in Korea, Taiwan or China;

•	the need for technical support resources in different locations;

•	our ability to secure and retain qualified people in all necessary locations for the successful operation of our business; and

•	general economic conditions.

In particular, the Japanese and Asia Pacific markets are extremely competitive. The semiconductor device manufacturers located in these markets are very aggressive in seeking price concessions from suppliers, including equipment manufacturers like us.

We seek to meet technical standards imposed by foreign regulatory bodies. However, we cannot guarantee that we will be able to comply with those standards in the future. Any failure by us to design products to comply with foreign standards could have a significant negative impact on us.

Because of the significant financial resources needed to offer a broad range of products, to maintain customer service and support and to invest in research and development, we may be unable to compete with larger, better established competitors.

The microelectronics equipment industry is highly competitive. We face substantial competition throughout the world. We believe that to remain competitive, we will need significant financial resources to offer a broad range of products, to maintain customer service and support, and to invest in research and development. We believe that the microelectronics industry is becoming increasingly dominated by large manufacturers who have the resources to support customers on a worldwide basis. In the past several years, we have seen a trend toward consolidation in the microelectronics equipment industry. We expect the trend toward consolidation to continue as companies seek to strengthen or maintain their market positions in a rapidly changing industry. This could lead to larger, stronger competitors. Some of our competitors have substantially greater financial, marketing, and customer-support capabilities than us. Large equipment manufacturers have or may enter the market areas in which we compete. In addition, smaller, emerging microelectronics equipment companies provide innovative technology. We expect that our competitors will continue to improve the design and performance of their existing products and processes. We also expect them to introduce new products and processes with better performance and pricing. We cannot guarantee that we will continue to compete effectively in the United States or elsewhere. We may be unable to continue to invest in marketing, research and development and engineering at the levels we believe necessary to maintain our competitive position. Our failure to make these investments could have a significant negative impact on our business, operating results and financial condition.

Manufacturing interruptions or delays could affect our ability to meet customer demand, while the failure to estimate customer demand accurately could result in excess or obsolete inventory.

Our business depends on our ability to supply equipment, services and related products that meet the rapidly changing requirements of our customers, which depends in part on the timely delivery of parts, components and subassemblies (collectively, parts) from suppliers. Some key parts may be subject to long lead-times and/or obtainable only from a single supplier or limited group of suppliers. Significant interruptions of manufacturing operations or the delivery of services could result in delayed deliveries to our customers, manufacturing inefficiencies, increased costs or order cancellations as a result of:

•	the failure or inability of suppliers to timely deliver quality parts;

•	the inability to hire and retain technically skilled labor;

•	volatility in the availability and cost of materials;

•	difficulties or delays in obtaining required export approvals;

•	information technology or infrastructure failures;

•	difficulties related to planning or effecting business process changes;

•	natural disasters (such as earthquakes, floods or storms); or

•	other causes (such as regional economic downturns, pandemics, political instability, terrorism or acts of war).

Moreover, if actual demand for our products is different than expected, we may purchase more/fewer parts than necessary or incur costs for canceling, postponing or expediting delivery of parts. Any or all of these factors could materially and adversely affect our business, financial condition and results of operations.

Our backlog may not result in future net sales.

We schedule the production of our systems based in part upon order backlog. Due to possible customer changes in delivery schedules and cancellations of orders, our backlog at any particular date is not necessarily indicative of actual sales for any succeeding period. In addition, while we evaluate each customer order on a case by case basis to determine qualification for inclusion in backlog, there can be no assurance that amounts included in backlog ultimately will result in future sales. A reduction in backlog during any particular period, or the failure of our backlog to result in future sales, could harm our business and operating results.

Because we depend upon our management and technical personnel for our success, the loss of key personnel could place us at a competitive disadvantage.

Our success depends to a significant extent upon our management and technical personnel. The loss of a number of these key persons could have a negative effect on our operations. Competition is high for such personnel in our industry in all of our locations. We periodically review our compensation and benefit packages to ensure that they are competitive in the marketplace and make adjustments or implement new programs for that purpose, as appropriate. We cannot guarantee that we will continue to attract and retain the personnel we require.

Our employment costs in the short-term are to a large extent fixed, and therefore any unexpected revenue shortfall could adversely affect our operating results.

Our operating expense levels are based in significant part on our headcount, which generally is driven by longer-term revenue goals. For a variety of reasons, particularly the high cost and disruption of lay-offs and the costs of recruiting and training, our headcount in the short-term is, to a large extent, fixed. Accordingly, we may be unable to reduce employment costs in a timely manner to compensate for any unexpected shortfall in revenue or gross margin, which could have a material adverse effect on our operating results.

Because the development and protection of our intellectual property is important to our success, the loss or diminution of our intellectual property rights could adversely affect our business.

We attempt to protect our intellectual property rights through patents, copyrights, trade secrets, and other measures. However, we believe that our financial performance will depend more upon the innovation, technological expertise, and marketing abilities of our employees than on such protection. In connection with our intellectual property rights, we face the following risks:

•	our pending patent applications may not be issued or may be issued with more narrow claims;

•	patents issued to us may be challenged, invalidated, or circumvented;

•	rights granted under issued patents may not provide competitive advantages to us;

•	foreign laws may not protect our intellectual property rights;

•	others may independently develop similar products, duplicate our products, or design around our patents; and

•	employees and others with whom we have confidentiality agreements may breach these agreements and we may not have adequate remedies in connection with any such breach.

As is typical in the semiconductor industry, we occasionally receive notices from others alleging infringement claims and we also consider seeking claims against others. We have been involved in patent infringement litigation in the past and we could become involved in similar lawsuits or other patent infringement claims in the future. We cannot guarantee the outcome of such lawsuits or claims, which may have a significant negative effect on our business or operating results.

We are exposed to various risks related to legal proceedings or claims.

We have in the past and may in the future be involved in legal proceedings or claims regarding patent infringement, intellectual property rights, contracts and other matters. These legal proceedings and claims, whether with or without merit, could be time-consuming and expensive to prosecute or defend, and could divert management’s attention and resources. There can be no assurance regarding the outcome of future legal proceedings or claims. If we are not able to resolve a claim, negotiate a settlement of the matter, obtain necessary licenses on commercially reasonable terms and/or successfully prosecute or defend its position, our business, financial condition and results of operations could be materially and adversely affected.

There has and continues to be substantial litigation regarding patent and other intellectual property rights in the microelectronics industry. Commercialization of new products or further commercialization of our products could provoke claims of infringement by third parties. In the future, litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how owned by us or to defend us against claimed infringement of the rights of others and to determine the scope and validity of our proprietary rights. Any such litigation could result in substantial costs and diversion of our effort, which alone could have a material adverse impact on our financial condition and operating results. Further, adverse determinations in such litigation could result in our loss of proprietary rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling one or more products, any of which could have a material adverse effect on our financial condition and results of operations.

We generate minor amounts of liquid and solid hazardous waste and use licensed haulers and disposal facilities to ship and dispose of such waste. In the past, we have received notice from state or federal enforcement agencies that we are a potentially responsible party (“PRP”) in connection with the investigation of several hazardous waste disposal sites owned and operated by third parties. In each matter, we have elected to participate in settlement offers made to all de minimis parties with respect to such sites. The risk of being named a PRP is that if any of the other PRPs are unable to contribute their proportionate share of the liability, if any, associated with the site, those PRPs that are financially able could be held financially responsible for the shortfall.

Certain of our product lines are intended for use with hazardous chemicals. As a result, we are notified by our customers from time to time of incidents involving our equipment that have resulted in a spill or release of a hazardous chemical. We maintain product liability insurance in an effort to minimize our risk. However, in some cases it may be alleged that we or our equipment are at fault. There can be no assurance that any future litigation resulting from such claims would not have a material adverse effect on our business or financial results.

Our sales cycle is long and unpredictable, which could require us to incur high sales and marketing expenses with no assurance that a sale will result.

Sales cycles for some of our products can run as long as 12 to 18 months. As a result, we may not recognize revenue from efforts to sell particular products for extended periods of time. We believe that the length of the sales cycle may increase as some current and potential customers centralize purchasing decisions into one decision-making entity. We expect this may intensify the evaluation process and require us to make additional sales and marketing expenditures with no assurance that a sale will result.

Risks Related to Our Common Stock

Investors in this offering will experience immediate and substantial dilution in net tangible book value per share. Also, if additional financing is required, you may suffer dilution of your investment. We may be required to seek to raise additional capital in the future through the issuance of equity securities, which may result in dilution to existing shareholders.

The offering price of the common stock in this offering will be substantially higher than the net tangible book value per share of our outstanding common stock. If you purchase shares of our common stock, you will incur immediate and substantial dilution in the amount of $      per share. See the section entitled “Dilution” beginning on page S-17 of this prospectus supplement for additional information.

Because of the volatility of our stock price, the ability to trade shares of our common stock may be adversely affected and our ability to raise capital through future equity financing may be reduced.

Our stock price has been volatile in the past and may continue to be so in the future. In fiscal 2010 through June 3, 2010, our stock price ranged from $0.83 to $4.56 per share. In fiscal 2009, our stock price ranged from $0.20 to $1.21 per share. In fiscal 2008, our stock price ranged from $1.08 to $2.73 per share and in fiscal 2007, our stock price ranged from $2.13 to $6.90 per share.

The trading price of our common shares is subject to wide fluctuations in response to various factors, some of which are beyond our control, including, but not limited to, factors discussed elsewhere in this prospectus supplement, and the following:

•	failure to meet the published expectations of securities analysts for a given period;

•	changes in financial estimates by securities analysts;

•	press releases or announcements by, or changes in market values of, comparable companies;

•	additions or departures of key personnel; and

•	involvement in or adverse results from litigation.

The prices of technology stocks, including ours, have been particularly affected by extreme fluctuations in price and volume in the stock market generally. These broad stock market fluctuations may have a negative effect on our future stock price.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. In the future we could be the target of this type of litigation. Securities litigation may result in substantial costs and divert management’s attention and resources, which could seriously harm our business.

Our common stock is at risk for delisting from the NASDAQ Global Market. If it is delisted, our stock price and the liquidity of our common stock may be impacted.

While our stock price has recently exceeded $3.00 per share, our stock price traded below $1.00 during fiscal 2009. If, in the future, the bid price falls below $1.00 for 30 consecutive business days, we could receive notice from the NASDAQ Global Market stating that the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Global Market under Marketplace Rule 4310(c)(4). Under NASDAQ Marketplace Rule 4310(c)(8)(D), we would then have 180 calendar days to regain compliance. If at any time after receiving the notice, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the NASDAQ Global Market would notify us that we have achieved compliance with the minimum bid price rule. However, if we did not regain compliance with the minimum bid price rule within the 180 calendar days, the NASDAQ Global Market would determine whether we met the initial listing criteria for the NASDAQ Global Market other than the bid price requirement. If we met such criteria, we would be afforded an additional 180 calendar days in order to regain compliance with the minimum bid price rule.

If we fail to meet NASDAQ’s maintenance criteria, our common stock will be delisted from the NASDAQ Global Market.

If we fail to maintain the standards necessary to be quoted on the NASDAQ Global Market and our common stock is delisted, trading in our common stock would be conducted on the NASDAQ Capital Market or other available market, provided we meet the standards of such market. Our stock price, as well as the liquidity of our common stock, may be adversely impacted as a result.

Because our quarterly operating results are volatile, our stock price could fluctuate.

In the past, our operating results have fluctuated from quarter to quarter and are likely to do so in the future. These fluctuations may have a significant impact on our stock price. The reasons for the fluctuations in our operating results, such as sales, gross profits, and net loss, include:

•	The Timing of Significant Customer Orders and Customer Spending Patterns. Our customers may ask us to delay or even cancel the shipment of equipment orders. Delays and cancellations may adversely affect our operating results in any particular quarter if we are unable to recognize revenue for particular sales in the quarter in which we expected the revenue on those sales to be recognized.

•	The Timing of Customer Acceptances. Based on our revenue recognition policy, revenue related to certain shipments to customers is not recognized until customer acceptance. Delays of customer acceptances may adversely affect our operating results in any particular quarter if we are unable to recognize revenue for particular sales in the quarter in which we expected those sales.

•	The Timing of New Product and Service Announcements By Us or Our Competitors. New product announcements by us or our competitors could cause our customers to delay a purchase or to decide to purchase products of one of our competitors which would adversely affect our revenue and, therefore, our results of operations. New product announcements by others may make it necessary for us to reduce prices on our products or offer more service options, which could adversely impact operating margins and net income.

•	The Mix of Products Sold and the Market Acceptance of Our New Product Lines. The mix of products we sell varies from period to period, and because margins vary among or within different product lines, this can adversely affect our results of operations. If we fail to sell products that generate higher margins, our average gross margins may be lower than expected. If we fail to sell our new product lines, our revenue may be lower than expected.

•	General Global Economic Conditions or Economic Conditions in a Particular Region. When economic conditions in a region or worldwide worsen, customers may delay or cancel their orders. There also may be an increase in the time it takes to collect payment from our customers or even outright payment defaults. This can negatively affect our cash flow from operations and our operating results.

As a result of these factors, our future operating results are difficult to predict. Further, we base our current and future expense plans in significant part on our expectations of our longer-term future revenue. We expect our expense levels to be relatively fixed in the short-term. An unanticipated decline in revenue for a particular quarter may disproportionately affect our net income in that quarter. If our revenue is below our projections, then our operating results will also be below expectations. Any one of the factors we list above, or a combination of them, could adversely affect our quarterly results of operations, and consequently may cause a decline in our stock price.

Our restated articles of incorporation, as amended, our restated by-laws and Minnesota law make a takeover of our company more difficult and expensive, which may prevent certain changes in control and limit the market price of our common stock.

Our restated articles of incorporation, as amended, our restated by-laws and Minnesota law make a takeover of our company more difficult and expensive, which may prevent certain changes in control and limit the market price of our common stock. Our restated articles of incorporation, as amended, our restated by-laws and Section 302A.673 of the Minnesota Business Corporation Act contain provisions that might enable our management to resist a takeover of our company. Provisions in our amended and restated articles of incorporation, as amended, and restated by-laws may discourage, delay or prevent a merger or acquisition involving us that our shareholders may consider favorable. For example, our authorized but unissued shares of common stock and preferred stock are available for future issuances without shareholder approval, subject to any limitations imposed by the NASDAQ Global Market. Our board of directors may set the rights, preferences and terms of new preferred stock, without shareholder approval. With these rights and preferences, it could be more difficult for a third party to acquire us. In addition, our restated articles of incorporation, as amended, provide for a staggered board of directors, with directors serving for three-year terms, with approximately one-third of the directors coming up for re-election each year. Having a staggered board will make it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in any acquisition of us that is not favored by our board of directors. See “Description of Common Stock” in the accompanying prospectus for additional information on these and other anti-takeover provisions applicable to us.

Our management will have broad discretion in allocating the net proceeds of this offering.

Our management has significant flexibility in applying the net proceeds we expect to receive in this offering. Because the net proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our application of those proceeds, and you and other shareholders may not agree with our decisions. In addition, our use of the proceeds from this offering may not yield a significant return or any return at all for our shareholders. The failure by our management to apply these funds effectively could have a material adverse effect on our business, results of operations or financial condition. See “Use of Proceeds” for a further description of how management intends to apply the proceeds from this offering.

We do not intend to pay dividends.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

Future acquisitions may dilute our shareholders’ ownership interests and have other adverse consequences.

Because of consolidations in the semiconductor equipment industry we serve and other competitive factors, we may seek to acquire additional product lines, technologies, and businesses if suitable opportunities develop. Acquisitions may result in the issuance of our stock, which may dilute our shareholders’ ownership interests and reduce earnings per share. Acquisitions also may increase debt levels and the related goodwill and other intangible assets, which could have a significant negative effect on our financial condition and operating results. In addition, acquisitions involve numerous risks, including:

•	difficulties in absorbing the new business, product line, or technology;

•	diversion of management’s attention from other business concerns;

•	entering new markets in which we have little or no experience; and

•	possible loss of key employees of the acquired business.

Use of Proceeds

We estimate that the net proceeds to us from our sale of           shares of common stock will be approximately $      million after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate and working capital purposes, including, without limitation, funding the cost of placing our products for evaluation at customer locations, the research and development of our products and for other general and administrative expenses.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including, without limitation, the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

Until we use all of the net proceeds, we may invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities or money market funds. We cannot predict whether the proceeds invested will yield a favorable return.

Capitalization

The following table sets forth our consolidated capitalization as of February 27, 2010

•	on an actual basis; and

•	on an as adjusted basis to give effect to our sale of shares of common stock at the public offering price of $ per share, after deducting the underwriting discount and estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase an additional shares of our common stock).

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of February 27, 2010
	Actual	As Adjusted
	(In thousands, except share data) (Unaudited)

Cash and cash equivalents	$9,790	$
Long-term debt	$—		$—
Shareholders’ equity:
Preferred stock, no par value; 9,700,000 shares authorized; none issued and outstanding	—		—
Series A Junior Participating Preferred Stock, no par value; 300,000 shares authorized; none issued and outstanding	—		—
Common stock, no par value; 50,000,000 shares authorized; issued and outstanding, 32,071,000; issued and outstanding, , on an as adjusted basis	$226,756	$
Accumulated deficit	(177,036)
Accumulated other comprehensive loss	(1,282)
Other stockholders’ equity	3,914

Total stockholders’ equity	52,352

Total capitalization	$62,142	$

DILUTION

The pro forma net tangible book value of our common stock as of February 27, 2010 was $52,352,000 or $1.63 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to our issuance and sale of           shares of common stock in this offering at an offering price of $      per share and after deducting estimated underwriting discounts and commissions and offering expenses, our pro forma net tangible book value as of February 27, 2010 would have been $     , or $      per share. This represents an immediate increase in pro forma net tangible book value of $      per share to existing shareholders and an immediate dilution of $      per share to new investors purchasing shares of common stock in the offering. The following table illustrates this dilution:

Offering price per share		$—
Pro forma net tangible book value per share as of February 27, 2010	$1.63
Increase per share attributable to new investors	$—
Pro forma net tangible book value per share after this offering		$—
Dilution per share to new investors		$—

The table above assumes no exercise of any stock options outstanding as of February 27, 2010. As of February 27, 2010, there were options outstanding to purchase 3,251,968 shares of our common stock at a weighted average exercise price of $5.10 per share (including 172,110 shares of common stock that were issued upon the exercise of options from February 28, 2010 through June 3, 2010).

Price Range of Common Stock and Dividend Policy

Our common stock is traded on the NASDAQ Global Market under the symbol “FSII.” The following table sets forth, for the periods indicated, the range of high and low closing sale prices for our common stock as reported by NASDAQ.

	High	Low

Fiscal 2008:
First Quarter	$2.73	$1.70
Second Quarter	2.02	1.52
Third Quarter	1.82	1.25
Fourth Quarter	1.74	1.08
Fiscal 2009:
First Quarter	$1.21	$0.31
Second Quarter	0.54	0.25
Third Quarter	0.55	0.20
Fourth Quarter	0.99	0.32
Fiscal 2010:
First Quarter	$2.40	$0.83
Second Quarter	3.47	1.13
Third Quarter	4.56	2.31
Fourth Quarter (through June 3, 2010)	4.43	3.96

On June 7, 2010, the last reported sale price on the NASDAQ Global Market for our common stock was $3.37 per share. As of February 27, 2010, there were approximately 470 holders of record of our common stock. We believe the number of beneficial owners of our common stock on that date was substantially greater.

We have not paid any cash dividends on our common stock. We currently intend to retain any earnings to fund our working capital needs and growth opportunities, and therefore, we do not anticipate paying any cash dividends in the foreseeable future.

Underwriting

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their respective names below. Craig-Hallum Capital Group, the sole book-running manager, is acting as representative of the other underwriter. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option we describe below. The purchase agreement also provides that if an underwriter defaults, the purchase commitment of the non-defaulting underwriter may be increased or this offering of our common stock may be terminated.

Number
Underwriters	of Shares

Craig-Hallum Capital Group
Dougherty & Company LLC

Total

The underwriters have advised us that they propose to offer the shares to the public at $      per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $      per share. After the offering, these figures may be changed by the underwriters.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. or FINRA, the aggregate maximum discount, commission, agency fees, or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering pursuant to this prospectus supplement.

We have granted to the underwriters an option to purchase up to an additional          shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, including as described below. If this option is exercised, each of the underwriters will purchase approximately the same percentage of the additional shares of common stock to be purchased by that underwriter as shown in the table above, to the total shown.

The following table summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. The compensation we will pay to the underwriters will consist solely of the underwriting discount. The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the FINRA to be underwriting compensation under its rule of fair price. The underwriting discount was determined through arms’ length negotiations between us and the underwriters.

	Total with no	Total with
	Over-Allotment	Over-Allotment

Underwriting discount to be paid to the underwriters by us	$	$

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be $     .

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The shares of our common stock are traded on the NASDAQ Global Market under the symbol “FSII.”

We and each of our executive officers and directors have agreed to certain restrictions on our ability to sell additional shares of our common stock for a period of 60 days after the date of this prospectus supplement. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of Craig-Hallum Capital Group. The purchase agreement provides exceptions for (i) sales to the underwriter pursuant to the purchase agreement, (ii) sales in connection with the exercise of options granted and (iii) certain other exceptions.

Each of our executive officers and directors have executed lock-up agreements pursuant to which they have agreed not to directly or indirectly offer for sale, sell, grant any option for the sale of, or otherwise dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior consent of Craig-Hallum Capital Group. The lock-up agreements provide exceptions for (i) sales to the underwriter pursuant to the purchase agreement, (ii) sales in connection with the exercise of options granted and (iii) certain other exceptions. The 60-day lock-up period in all the lock-up agreements is subject to extension, subject to certain exceptions, if (a) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (b) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the underwriter waives, in writing, such extension; provided, that if at the time of any such release or announcement, we qualify as a company with “actively traded securities” as defined in Rule 101(c)(1) of Regulation M under the Exchange Act, clauses (a) and (b) shall not apply.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their accounts by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters (and selling group members) may also engage in passive market making transactions in the common stock on the NASDAQ Global Market. Passive market making consists of displaying bids on the NASDAQ Global Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

The underwriters may facilitate the marketing of this offering online directly or through one of their respective affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors.

The underwriters and their respective affiliates may in the future perform various financial advisory and investment banking services for us, for which they will receive customary fees and expenses.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of our shares or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither the prospectus supplement nor any other offering material or advertisements in connection with the offering of our shares may be distributed or published, in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Legal Matters

The validity of the issuance of the shares of common stock offered by this prospectus supplement will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota. Certain legal matters relating to this offering will be passed upon for the underwriters by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.

Experts

The consolidated financial statements of FSI International, Inc. and subsidiaries as of August 29, 2009 and August 30, 2008, and for each of the years in the three-year period ended August 29, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Office of Investor Education and Advocacy of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our common stock is listed on the NASDAQ Global Market and similar information can be inspected and copied at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus supplement and accompanying prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus supplement and the accompanying prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus supplement and/or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” until the termination of this offering. The documents we have incorporated by reference are: after the date of this prospectus supplement (including all filings we make under the Exchange Act following the date of our initial registration statement but prior to the effectiveness of such registration statement) and prior to the time that we sell all the securities offered by this prospectus supplement (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

(a) Our Annual Report on Form 10-K for the fiscal year ended August 29, 2009, including information specifically incorporated by reference into our Form 10-K from our Definitive Proxy Statement for our 2010 Annual Meeting of Shareholders;

(b) Our Quarterly Reports on Form 10-Q for the quarters ended November 28, 2009 and February 27, 2010;

(c) Our Current Reports on Form 8-K filed on October 27, 2009, December 22, 2009 and May 26, 2010; and

(d) The description of our common stock contained in the Registration Statement on Form 8-A filed with the Commission on November 1, 1988, including any amendment or report filed to update such description.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

FSI International, Inc.
Attention: Benno G. Sand, Executive Vice President, Business Development,
Investor Relations and Secretary
3455 Lyman Boulevard
Chaska, Minnesota 55318-3052
(952) 448-8936

You should read the information in this prospectus supplement and the accompanying prospectus together with the information in the documents incorporated by reference herein.

FSI INTERNATIONAL, INC.

3455 Lyman Boulevard
Chaska, Minnesota 55318-3052
(952) 448-5440

$50,000,000
Common Stock
Preferred Stock
Warrants
Units

We may offer and sell, from time to time, shares of our common stock, preferred stock, warrants and/or units consisting of two or more of any such securities on terms to be determined at the time of sale. The preferred stock may be convertible into shares of our common stock and the warrants may be exercisable for shares of our common stock or shares of our preferred stock. We may offer these securities separately or together in one or more offerings with a maximum aggregate offering price of $50,000,000.

Specific terms of the securities being sold as well specific terms of these offerings will be provided in supplements to this prospectus. You should read this prospectus and any prospectus supplement, including any information incorporated herein or therein, carefully before you invest.

The securities being sold may be sold on a delayed basis or continuous basis directly by us, through dealers, agents or underwriters designated from time to time, or through any combination of these methods. If any dealers, agents or underwriters are involved in the sale of the securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in any prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in the applicable prospectus supplement.

Our common stock is listed on the NASDAQ Global Market under the symbol “FSII.” The last sale price of our common stock on March 29, 2010, as reported by NASDAQ, was $3.72 per share. None of the other securities offered under this prospectus are publicly traded.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 to read about the factors you should consider before investing.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for the securities being sold.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated April 12, 2010

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell one or more series or classes, either separately or together, our common stock, preferred stock and/or warrants in one or more offerings up to an aggregate maximum offering price of $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires. You should read this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and the applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any prospectus supplement is accurate only as of the date of this prospectus or such prospectus supplement, and the information contained in any document incorporated herein or therein by reference is accurate only as the date of such document incorporated by reference, regardless of the time of delivery or any sale of our securities.

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SUMMARY

Prospectus Summary

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 3, any applicable prospectus supplement, the information incorporated by reference herein and therein, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Throughout this prospectus, references to “FSI,” the “Company,” “we,” “us,” and “our” refer to FSI International, Inc.

The Company

FSI International, Inc., a Minnesota corporation organized in 1973, designs, manufactures, markets and supports equipment used in the fabrication of microelectronics, such as advanced semiconductor devices. We provide surface conditioning technology solutions and microlithography systems and support services to worldwide manufacturers of integrated circuits. We manufacture, market and support surface conditioning equipment that uses wet, cryogenic and other chemistry techniques to clean, strip or etch the surfaces of silicon wafers and supply refurbished microlithography products that are used to deposit and develop light sensitive films. Our business is supported by service groups that provide finance, human resources, information services, sales and service, marketing and other administrative functions.

We directly sell and service our products in North America, Europe, and the Asia Pacific region, except for Japan. In Japan, our products are sold and serviced through Apprecia Technology, Inc. (“Apprecia”), a company in which we maintain a 20 percent equity ownership.

Our principal offices are located at 3455 Lyman Boulevard, Chaska, Minnesota 55318-3052 and our telephone number is (952) 448-5440.

The Securities We May Offer

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock which may be convertible into shares of our common stock;

•	warrants to purchase any of the securities listed above; or

•	units consisting of two or more of any such securities on terms to be determined at the time of sale.

In this prospectus, we refer to the common stock, preferred stock, warrants and units collectively as “securities.” The total dollar amount of all securities that we may sell will not exceed $50,000,000.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

RISK FACTORS

An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed in our other filings with the SEC, including, but not limited to, our Annual Report on Form 10-K for the fiscal year ended August 29, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended November 28, 2009, which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement, or otherwise incorporated by reference in this prospectus. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in the applicable prospectus supplement or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected.

The Gartner Report described in certain documents incorporated by reference herein (the “Gartner Report”) represents data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this registration statement or any filings incorporated by reference) and the opinions expressed in the Gartner Reports are subject to change without notice.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of the offered securities for general corporate purposes, including acquisitions, technology licenses, funding the cost of placing our products for evaluation at customer locations, the research and development of products, and for other general and administrative expenses.

We will retain broad discretion in the use of any net proceeds from the sale of offered securities. Until we use any net proceeds, we may invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF OUR COMMON STOCK

This section describes our common stock. The specific terms and provisions of our common stock that may be offered by this prospectus will be described in the applicable prospectus supplement. We have filed our restated articles of incorporation, as amended, including the certificate of designation, preferences and rights for our Series A Junior Participating Preferred Shares, and our restated by-laws as exhibits to the registration statement of which this prospectus is a part. Our Series A Junior Participating Preferred Shares were designated in connection with the execution of our Share Rights Agreement, which agreement has subsequently expired in accordance with the terms stated therein. You should read our restated articles of incorporation, as amended, our certificate of designation, and our restated by-laws for additional information before you buy any common stock hereunder.

Shares Outstanding

Our authorized capital stock consists of: (i) 50,000,000 shares of common stock, no par value, of which 32,070,982 shares were outstanding as of February 27, 2010, and (ii) 10,000,000 shares of preferred stock, no par value, of which no shares were outstanding as of February 27, 2010.

Voting and Other Rights

Holders of common stock are entitled to one vote for each share owned of record on all matters on which shareholders may vote. Holders of common stock do not have cumulative voting rights in the election of directors. This means that a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our Board of Directors (the “Board”). The holders of common stock are entitled, upon liquidation or dissolution of the company, to receive pro rata all remaining assets available for distribution to shareholders after payment to any preferred shareholders who may have preferential rights. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. Since the holders of our common stock have no preemptive rights, this means that, as holders of common stock, they have no right to buy any portion of securities we may issue in the future.

Dividend Policy

Holders of our common stock are entitled to receive such dividends as the Board may from time to time declare. The Board may declare dividends only when dividends are legally available. We have never paid any dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

Fully Paid

The outstanding shares of common stock are fully paid and nonassessable. This means that the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common stock that we may issue in the future pursuant to this prospectus will also be fully paid and nonassessable.

Transfer Agent

Computershare Investor Services LLC, P. O. Box 43078, Providence, RI 02940, is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “FSII.”

Anti-Takeover Provisions Contained in our Articles of Incorporation and By-Laws and the Minnesota Business Corporation Act

Our restated articles of incorporation, as amended, and our restated by-laws contain certain provisions which may be deemed to be “anti-takeover” in that they may deter, discourage or make more difficult the assumption of control of FSI by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions are intended to provide management flexibility to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board to discourage an unsolicited takeover of our company, if our Board determines that such a takeover is not in the best interests of our company and our shareholders. However, these provisions could deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interests at that time. In addition, these provisions may have the effect of assisting our current management in retaining its position and place it in a better position to resist changes which some shareholders may want to make if dissatisfied with the conduct of our business.

Authorized but Unissued Shares and Preferred Stock:  The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval, subject to any limitations imposed by the NASDAQ Global Market. The Board may set the rights, preferences and terms of new preferred stock, without shareholder approval. Shares of preferred stock could be issued quickly without shareholder approval, with terms calculated to delay or prevent a change in control of FSI. Terms selected could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of the common stock without any further action by the shareholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock we may issue in the future. Our shareholders do not have preemptive rights with respect to the purchase of these shares. Such an issuance could result in a dilution of voting rights and book value per share of the common stock. No shares of preferred stock are currently outstanding, and we have no present plan to issue any preferred stock.

Advance Notice Requirements for Shareholder Proposals and Director Nominations:  Our restated by-laws provide that a shareholder seeking to bring business before an annual meeting of shareholders must provide timely notice of such shareholder’s intention in writing. To be timely, a shareholder’s notice must be received not less than 90 days before the first anniversary of the date of the preceding year’s annual meeting of shareholders. However, if the date of the annual meeting of the shareholders is more than 30 days before or after such anniversary date, a shareholder’s notice is considered timely if received not less than 90 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting. A shareholder notice of business to be conducted at a regular meeting, other than an annual meeting, is considered timely if received 90 days before such regular meeting or, if later, within 10 days after the first public announcement of the date of such meeting. Our restated articles of incorporation, as amended, provide that a shareholder may nominate candidates for election as directors at an annual or special meeting of shareholders upon written notice at least 60 days prior to the date fixed for such meeting, including the written consent of such candidate to serve as a director. Shareholders seeking to have a shareholder proposal considered for inclusion in our annual proxy statement must comply with the requirements of Rule 14a-8 of the federal proxy rules.

Special Meetings of Shareholders:  Our restated by-laws provide that special meetings of shareholders may be called only by the Board, the Chief Executive Officer, the Chief Financial Officer or one or more shareholders holding 10% or more of the voting power of all shares entitled to vote. Special meetings of shareholders called by shareholders for the purpose of considering any action to facilitate a business combination or affect the composition of the Board must be called by shareholders holding 25% or more of the voting power of all shares entitled to vote. Further, business transacted at any special meeting of shareholders is limited to matters relating to the purpose or purposes stated in the notice of meeting.

Classified Board; Removal of Directors; Number of Directors:  Under our restated articles of incorporation, as amended, our Board is classified into three classes of directors. This means that only approximately one-third of our directors are elected at each annual meeting of shareholders and that it would take two years to replace a majority of the directors unless they are removed. Directors may be removed by shareholders only by a vote of holders of at least 75% of the voting power of the outstanding shares, voting together as a single class. Our restated articles of incorporation, as amended, also require a vote of holders of at least 75% of the voting power of the outstanding shares, voting together as a single class, in order for the shareholders to change the number of directors, unless such change shall have been approved by a majority of our Board.

Business Combinations:  Under our restated articles of incorporation, as amended, certain business combinations require the vote of 75% of the voting power of the outstanding shares, voting together as a single class, with certain exceptions. A “business combination” includes (i) certain mergers, consolidations or share exchanges with any interested stockholder or any other corporation which is, or after such merger would be, an affiliate of the interested stockholder, (ii) a sale, lease, pledge, transfer or other disposition to or with an interested stockholder of assets valued at or greater than 10% of the book value of our consolidated assets, (iii) a sale, lease, pledge, transfer or other disposition to or with us of any assets of an interested stockholder valued at or greater than 10% of the book value of our consolidated assets, (iv) the issuance or transfer by us of any of our securities to an interested stockholder, with certain exceptions, (v) the adoption of any plan or proposal for the liquidation or dissolution of us by an interested stockholder, or (vi) any transaction that has the effect, directly or indirectly, of increasing the proportionate share of our equity securities owned by an interested stockholder. “Interested stockholders” generally include any person who is currently, or was in the two year period prior to such business combination, a beneficial owner of 10% or more of our outstanding voting stock, or any affiliate, associate or assignee thereof.

Statutory Provisions:  Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by us, or any subsidiary of ours, with any shareholder that beneficially owns 10% or more of the voting power of our outstanding shares (an “interested shareholder”) within four years following the time the interested shareholder crosses the 10% stock ownership threshold, unless the business combination is approved by a committee of disinterested members of our Board before the time the interested shareholder crosses the 10% stock ownership threshold.

Section 302A.675 of the Minnesota Business Corporation Act generally prohibits an offeror from acquiring our shares within two years following the offeror’s last purchase of our shares pursuant to a takeover offer with respect to that class, unless our shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of disinterested members of our Board before the purchase of any shares by the offeror pursuant to the earlier takeover offer.

DESCRIPTION OF OUR PREFERRED STOCK

The terms and provisions of our preferred stock that may be offered by this prospectus will be described in the applicable prospectus supplement. We have filed our restated articles of incorporation, as amended, and the certificate of designation, preferences and rights for our Series A Junior Participating Preferred Shares as exhibits to the registration statement of which this prospectus is a part. Our Series A Junior Participating Preferred Shares were designated in connection with the execution of our Share Rights Agreement, which agreement has subsequently expired in accordance with the terms stated therein. You should read our restated articles of incorporation, as amended, and the certificate of designation relating to the applicable series of preferred stock for additional information before you purchase any preferred stock.

General

Our Board has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders. For example, the Board is authorized to issue a series of preferred stock that would have the right to vote, separately or with any other series of preferred stock, on any proposed amendment to our Restated Articles of Incorporation or on any other proposed corporate action, including business combinations and other transactions.

The terms of any particular series of preferred stock will be described in the applicable prospectus supplement relating to such offering of preferred stock and may include, among other things:

•	the title and stated value of the preferred stock;

•	the number of shares authorized;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation (including whether cumulative or non-cumulative);

•	terms and amount of any sinking fund;

•	provisions for redemption or repurchase, if applicable, and any restrictions on the ability of the company to exercise such redemption and repurchase rights;

•	conversion rights and rates, if applicable, including the conversion price and how and when it will be calculated and adjusted;

•	voting rights, if any;

•	preemptive rights, if any;

•	restrictions on sale, transfer and assignment, if any;

•	the relative ranking and preferences of the preferred stock; and

•	any other specific terms, rights or limitations of, or restrictions on, such preferred stock.

DESCRIPTION OF OUR WARRANTS

This description summarizes only the terms of any warrants that we may offer under this prospectus and related warrant agreements and is not complete. You should refer to the warrant agreement, including the form of the warrant, relating to the specific warrants being offered for complete terms, which will be described and included in an accompanying prospectus supplement. Such warrant agreement, together with the form of the warrant, will be filed with the SEC in connection with the offering of the specific warrants.

We may issue warrants for the purchase of common or preferred stock. Warrants may be issued independently or together with common or preferred stock, and may be attached to or separate from any offered securities.

We will issue each series of warrants under a separate warrant agreement. We may enter into the warrant agreement with a warrant agent and, if so, we will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to the particular series of warrants.

The particular terms of any issue of warrants will be described in the applicable prospectus supplement. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities issuable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities issuable upon exercise of such warrants may be acquired;

•	the dates on which the right to exercise such warrants will commence and expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security or principal amount of such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	if applicable, the redemption or call provisions of such warrants;

•	United States federal income tax considerations;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

Exercise of Warrants

Each warrant will entitle its holder to purchase the number of shares of common or preferred stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement. We will set forth on the reverse side of the applicable warrant certificate (or in the form of exercise notice attached to each warrant) and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise.

Upon receipt of payment and the warrant properly completed and duly executed, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant are exercised, a new warrant will be issued for the remaining warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, such holder’s warrants.

Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends.

DESCRIPTION OF OUR UNITS

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units will be issued under units agreements, and we may enter into such unit agreements with a bank or trust company, as unit agent, as detailed in the applicable prospectus supplement relating to units being offered.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material U.S. federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, beneficial ownership and disposition of the common stock and preferred stock offered by this prospectus. This summary is based on the U.S. Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below. We will not seek a ruling from the IRS with respect to the matters discussed in this section and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax consequences of the purchase, ownership and disposition of the common stock and preferred stock. This summary addresses only shares of common or preferred stock held as capital assets within the meaning of the Code (generally, property held for investment) and does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	retirement plans;

•	persons holding our debt securities or shares, as applicable, as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	certain former citizens or residents of the United States;

•	foreign corporations that are classified as “passive foreign investment companies” or “controlled foreign corporations” for U.S. federal income tax purposes; or

•	“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

In addition, with respect to a particular offering of shares of common or preferred stock, the discussion below must be read with the discussion of material U.S. federal income tax consequences that may appear in the applicable prospectus supplement for that offering. When we use the term “holder” in this section, we are referring to a beneficial holder of the common stock or preferred stock.

As used herein, a “U.S. Holder” is a beneficial owner of shares of common or preferred stock, as the case may be, that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person. An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

A “Non-U.S. Holder” is any beneficial owner of shares of common or preferred stock, as the case may be, that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of common or preferred stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding shares of common or preferred stock, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the shares of common or preferred stock by the partnership.

THE DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON STOCK AND PREFERRED STOCK IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON STOCK OR PREFERRED STOCK BASED ON THEIR PARTICULAR CIRCUMSTANCES.

U.S. Federal Income Taxation of U.S. Holders

Distributions.  A distribution paid by us in respect of common or preferred stock will constitute a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The gross amount of any such dividend to a U.S. Holder will be included in the gross income of the U.S. Holder, as ordinary dividend income from U.S. sources. In general, distributions in excess of our current or accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that such distributions to the U.S. Holder do not exceed the U.S. Holder’s adjusted tax basis in the shares of common or preferred stock with respect to which the distribution is paid, but rather will reduce the U.S. Holder’s adjusted tax basis in such common or preferred stock (but not below zero). To the extent that distributions exceed our current and accumulated earnings and profits as well as the U.S. Holder’s adjusted tax basis in the common or preferred stock, such distributions generally will be taxable as capital gain realized in respect of the common or preferred stock.

Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), dividends paid to certain non-corporate U.S. Holders, including individuals, generally will constitute qualified dividend income eligible for preferential rates of U.S. federal income tax, with a maximum rate of 15%, provided certain conditions and requirements are satisfied, such as minimum holding period requirements. U.S. Holders that are corporations may be eligible for a partial dividends-received deduction with respect to dividend distributions that are paid in respect of common or preferred stock, subject to certain conditions and requirements, such as minimum holding period requirements. There can be no assurance that we will have sufficient current or accumulated earnings and profits for distributions in respect of common or preferred stock to qualify as dividends for U.S. federal income tax purposes.

U.S. Holders should be aware that dividends exceeding certain thresholds in relation to such U.S. Holders’ tax basis in the common or preferred stock could be characterized as “extraordinary dividends” (as defined in Section 1059 of the Code). Generally, a corporate U.S. Holder that receives an extraordinary dividend is required to reduce its tax basis in the common or preferred stock by the portion of such dividend that is not taxed because of the dividends received deduction, and is required to recognize taxable gain to the extent such portion of the dividend exceeds the U.S. Holder’s tax basis in the common or preferred stock. U.S. Holders who are individuals and who receive an “extraordinary dividend” would be required to treat any losses on the sale of the common or preferred stock as long-term capital losses to the extent that the dividends received by them qualified for the reduced 15% tax rate on qualified dividend income, as described above. Prospective investors in common or preferred stock should consult their own tax advisors with respect to the potential application of the “extraordinary dividend” rules to an investment in the common or preferred stock.

Sale or Other Taxable Dispositions of Common or Preferred Stock.  In general, a U.S. Holder will recognize capital gain or loss upon the sale or other taxable disposition of common or preferred stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and such U.S. Holder’s adjusted tax basis in the common or preferred stock at the time of the disposition. Any such capital gain will be long-term capital gain if the common or preferred stock has been held by the U.S. Holder for more than one year. Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), certain non-corporate U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income tax on long-term capital gains. The ability to utilize capital losses is subject to limitations under the Code.

Redemptions of Common Stock or Preferred Stock.  A redemption of shares of common or preferred stock generally will be treated under Section 302 of the Code as a distribution unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the common or preferred stock that is redeemed. If a redemption of shares of common or preferred stock is treated as a sale or exchange, the redemption will be taxable as described under “ — Sale or Other Taxable Dispositions of Common or Preferred Stock” above, except that an amount received in respect of declared but unpaid dividends generally will be taxable as a dividend if we have sufficient current or accumulated earnings and profits, as described above under “— Distributions.”

A redemption will be treated as a sale or exchange if it (i) results in a complete termination of a U.S. Holder’s interest in us, (ii) is “substantially disproportionate” with respect to a U.S. Holder, or (iii) is not “essentially equivalent to a dividend” with respect to a U.S. Holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, shares of common or preferred stock deemed owned by a U.S. Holder by reason of certain constructive ownership rules, as well as shares actually owned by such U.S. Holder, must be taken into account. A redemption of shares of common and preferred stock held by a U.S. Holder generally will qualify for sale or exchange treatment if the U.S. Holder does not own (actually or constructively) any shares of any classes of our common or preferred stock following the redemption, or if the U.S. Holder owns (actually or constructively) only an insubstantial percentage of our common or preferred stock, the redemption has the effect of decreasing such ownership percentage and the U.S. Holder does not participate in our control or management. However, the determination as to whether any of the tests of Section 302(b) of the Code will be satisfied with respect to any particular U.S. Holder depends upon the facts and circumstances at the time of the redemption.

If a redemption of shares of common or preferred stock is treated as a distribution, the entire amount received will be taxable as described under the caption “— Distributions” above. In such case, a U.S. Holder’s adjusted tax basis in the redeemed shares of common or preferred stock generally will be transferred to any remaining shares of common or preferred stock held by such U.S. Holder immediately after the redemption. If a U.S. Holder does not own any of other shares of common or preferred stock immediately after the redemption, such tax basis may, under certain circumstances, be transferred to shares of common or preferred stock held by a person related to such U.S. Holder, or the tax basis may be entirely lost.

Prospective investors should consult their own tax advisors for purposes of determining the tax consequences resulting from redemption of shares of common or preferred stock in their particular circumstances.

Terms of Preferred Stock.  The U.S. federal income tax consequences of the purchase, ownership or disposition of preferred stock will depend on a number of factors, including the specific terms of the preferred stock (such as any put or call option or redemption provisions, any conversion or exchange features and the price at which the preferred stock is sold). Prospective investors should carefully examine the applicable prospectus supplement and should consult their own tax advisors, regarding the material U.S. federal income tax consequences, if any, of the ownership and disposition of preferred stock based upon their particular circumstances and the terms of the preferred stock.

U.S. Federal Income Taxation of Non-U.S. Holders

Distributions.  Except as described below, dividends paid to a Non-U.S. Holder in respect of common or preferred stock generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. In order to claim the benefits of an applicable tax treaty, a Non-U.S. Holder will be required to satisfy applicable certification (for example, IRS Form W-8BEN or other applicable form) and other requirements prior to the distribution date. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Dividends paid to a Non-U.S. Holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally are exempt from the 30% U.S. federal withholding tax. Instead, any such dividends generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, as described above. See “— U.S. Federal Income Taxation of U.S. Holders” above. Non-U.S. Holders will be required to comply with certification (for example, IRS Form W-8ECI or applicable successor form) and other requirements in order for effectively connected income to be exempt from the 30% U.S. federal withholding tax. A corporate Non-U.S. Holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected dividends, subject to certain adjustments.

Sale or Other Taxable Disposition of Common or Preferred Stock.  A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of common or preferred stock unless (i) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or (iii) we are or have been a United States real property holding corporation for U.S. federal income tax purposes at any time during the five year period (or shorter period in some situations) ending on the date of the disposition. We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Gain from the disposition of shares by a Non-U.S. Holder that is effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, as described above. See “— U.S. Federal Income Taxation of U.S. Holders” above. A corporate Non-U.S. Holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected gain from the disposition of shares, subject to certain adjustments. As discussed above under “— U.S. Federal Income Taxation of U.S. Holders — Common Stock and Preferred Stock — Redemptions of Common Stock or Preferred Stock,” the proceeds received from a redemption of shares of common or preferred stock may be treated as a distribution in certain circumstances, in which case, the discussion above under “— Distributions” would be applicable.

Terms of Preferred Stock.  The U.S. federal income tax consequences of the purchase, ownership or disposition of preferred stock will depend on a number of factors, including the specific terms of the preferred stock (such as any put or call option or redemption provisions, any conversion or exchange features and the price at which the preferred stock is sold). Prospective investors should carefully examine the applicable prospectus supplement and should consult their own tax advisors, regarding the material U.S. federal income tax consequences, if any, of the ownership and disposition of preferred stock based upon their particular circumstances and the terms of the preferred stock.

Backup Withholding and Information Reporting

U.S. Holders.  In general, a U.S. Holder (other than corporations and other exempt holders) will be subject to information reporting requirements with respect to dividends and other taxable distributions paid in respect of, and the proceeds from a sale, redemption or other disposition of, the common or preferred stock. In addition, such a U.S. Holder may be subject to backup withholding (currently at a 28% rate) on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the IRS of a failure to report all dividends required to be shown on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders.  In general, we or our paying agent must report to the IRS and to a Non-U.S. Holder the amount of dividends on the common or preferred stock paid to the Non-U.S. Holder and the amount of U.S. federal withholding tax, if any, deducted from those payments. Copies of the information returns reporting such dividend payments and any associated U.S. federal withholding tax also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that we make on shares of common or preferred stock provided that we or our paying agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person (as defined under the Code), and we or our paying agent has received from the Non-U.S. Holder an appropriate certification of non-U.S. status (i.e., IRS Form W-8BEN or other applicable IRS Form W-8). Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a sale of shares of common or preferred stock, as the case may be, that is effected within the United States or effected outside the United States through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies under penalty of perjury as to its non-U.S. status, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered pursuant to this prospectus from time to time in one or more of the following ways:

•	directly to one or more purchasers;

•	to or through underwriters;

•	through dealers or agents;

•	in privately negotiated transactions; or

•	through a combination of methods.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may also determine the price or other terms of the securities offered under this prospectus by use of an electronic auction.

The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including:

•	the names of the underwriters, dealers or agents, if any,

•	the terms of the securities being offered, including the purchase price of the securities and the net proceeds to us,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	any over-allotment options under which underwriters may purchase additional securities from us, and

•	any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

Also, if applicable, we will describe in the prospectus supplement how any auction will be conducted to determine the price or any other terms of the offered securities, how potential investors may participate in the auction and the nature of the underwriters’ obligations with respect to the auction.

If required under applicable state securities laws, we will sell the securities only through registered or licensed brokers or dealers. In addition, in some states, we may not sell securities unless they have been registered or qualified for sale in the applicable state or unless we have complied with an exemption from any registration or qualification requirements.

If underwriters are used in an offering, we will sign an underwriting agreement with the underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933, as amended, or the Securities Act) of the securities described therein.

We may sell securities directly to one or more purchasers, in which case underwriters or agents would not be involved in the transaction. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

Further, we may authorize agents, underwriters or dealers to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We must approve all institutions, but they may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in an applicable prospectus supplement.

Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof, under underwriting or other agreements. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

In connection with any offering of the securities offered under this prospectus, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of securities than the underwriters are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

Underwriters may also impose a penalty bid in any offering of securities offered under this prospectus through a syndicate of underwriters. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased securities sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by underwriters may stabilize, maintain or otherwise affect the market price of the securities offered under this prospectus. As a result, the price of such securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the NASDAQ Global Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

As of the date of this prospectus, we have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or other parties regarding the sale of securities. As of the date of this prospectus, no period of time has been fixed within which the securities will be offered or sold.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the issuance of the securities offered in this prospectus will be passed upon for us by Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402.

Any underwriters will also be advised about legal matters by their own counsel, which will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of FSI International, Inc. as of August 29, 2009 and August 30, 2008, and for each of the years in the three-year period ended August 29, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Office of Investor Education and Advocacy of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our common stock is listed on the NASDAQ Global Market and similar information can be inspected and copied at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the date of this prospectus (including all filings we make under the Exchange Act following the date of our initial registration statement but prior to the effectiveness of such registration statement) and prior to the time that we sell all the securities offered by this prospectus (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

(a) Our Annual Report on Form 10-K for the year ended August 29, 2009, including information specifically incorporated by reference into our Form 10-K from our Definitive Proxy Statement for our 2010 Annual Meeting of Shareholders;

(b) Our Quarterly Report on Form 10-Q for the quarter ended November 28, 2009;

(c) Our Current Reports on Form 8-K filed with the SEC on October 27, 2009 and December 22, 2009; and

(d) The description of our common stock contained in the Registration Statement on Form 8-A filed with the Commission on November 1, 1988, including any amendment or report filed to update such description.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

FSI International, Inc.
Attention: Benno G. Sand, Executive Vice President, Business Development, Investor Relations and Secretary
3455 Lyman Boulevard
Chaska, Minnesota 55318-3052
(952) 448-8936

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. The securities offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

           Shares

FSI International, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Craig-Hallum Capital Group

Dougherty & Company

June   , 2010